Exhibit 99.1

This news release contains forward-looking statements, including those regarding the anticipated outlook for our business, our currently expected fourth quarter fiscal year 2007 net revenue and earnings results, our long-term outlook for our company and improvements in our operational efficiency and in our financial performance. The statements in this news release are based on current expectations, forecasts and assumptions involving risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, but are not limited to: the Securities and Exchange Commission having views different from ours on the results of the review of our past stock option grants conducted by a Special Committee of our Board and Governmental Authorities and the review of our historical recognition of our revenue by our Audit Committee; the impact of the restatement of our financial statements and any other actions that may be taken or required as a result of any of such reviews; risks and costs inherent in litigation, including any pending or future litigation relating to our stock option grants, the restatement of our financial statements as a result of the evaluation of our historical stock option practices and revenue recognition and associated financial statements or any declines on the price of our stock; whether our realignment of our capacity will adversely affect our cost structure, ability to service customers and labor relations; and our ability to successfully address the challenges associated with integrating our acquisition of Green Point; our ability to take advantage of perceived benefits of offering customers vertically integrated services; our ability to effectively address certain operational issues that have adversely affected certain of our US operations; changes in technology; competition; anticipated growth for us and our industry that may not occur; managing rapid growth; managing any rapid declines in customer demand that may occur; our ability to successfully consummate acquisitions; managing the integration of businesses we acquire; risks associated with international sales and operations; retaining key personnel; our dependence on a limited number of large customers; business and competitive factors generally affecting the electronic manufacturing services industry, our customers and our business; other factors that we may not have currently identified or quantified; and other risks, relevant factors and uncertainties identified in our Annual Report on Form 10-K for the fiscal year ended August 31, 2006, subsequent Reports on Form 10-Q and Form 8-K and our other securities filings. Jabil disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

JABIL REPORTS THIRD QUARTER RESULTS

Revenue Increases 16 Percent

St. Petersburg, FL – June 21, 2007...Jabil Circuit, Inc. (NYSE: JBL), today reported results for its third quarter of fiscal 2007, ended May 31, 2007. “We are pleased with the improvements we have made both in operating efficiencies and progress on our balance sheet metrics,” said President and C.E.O. Timothy L. Main.

(Definitions used in the narrative below: “GAAP” is understood to reflect generally accepted accounting principles in the United States of America. Jabil defines core operating income as GAAP operating income before amortization of intangibles, stock-based compensation expense and related charges, acquisition-related charges and restructuring and impairment charges. Jabil defines core operating margin as core operating income divided by net revenue. Jabil defines core earnings as GAAP net income before amortization of intangibles, stock-based compensation expense and related charges, acquisition-related charges, restructuring and impairment charges and certain other income/loss, net of tax. Jabil defines core earnings per share as core earnings divided by the weighted average number of outstanding shares determined under GAAP. Jabil reports core operating income, core earnings and core earnings per share to provide investors with an alternative method for assessing operating income, earnings and earnings per share from what it believes are its core manufacturing operations. See the accompanying reconciliation of Jabil’s core operating income to its GAAP operating income and Jabil’s core earnings and core earnings per share to its GAAP net income and GAAP earnings per share and additional information in the supplemental information below.)

Third Quarter 2007 Operational and Balance Sheet Sequential Highlights

•	GAAP operating margin decreased eight percent. Core operating margin improved 57 percent.

•	GAAP earnings decreased $.04 per fully diluted share. Core earnings increased $.09 per fully diluted share.

•	Cash flow from operations for the quarter was approximately $192 million.

•	Third quarter sales cycle improved from 29 days in the second quarter to 26 days.

•	Annualized inventory turns improved from seven turns in the second quarter to eight turns.

•	Core Return on Invested Capital increased to 10 percent from seven percent in the second quarter.

•	A $0.07 dividend was paid on June 1, 2007.

Third Quarter 2007 Year-over-Year Results

Net revenue for the third quarter of fiscal 2007 increased to $3.0 billion compared to $2.6 billion for the same period of fiscal 2006. On a GAAP basis, operating income for the third quarter of fiscal 2007 decreased to $33.6 million compared to $77.3 million for the same period of fiscal 2006. On a GAAP basis, net income for the third quarter of fiscal 2007 decreased to $6.2 million compared to $64.2 million for the same period in fiscal 2006. GAAP diluted earnings per share for the third quarter of fiscal 2007 decreased to $0.03 compared to $0.30 for the same period of fiscal 2006.

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Earnings Release—Add One

June 21, 2007

Jabil's third quarter of fiscal 2007 core operating income decreased to $87.1 million or 2.9 percent of net revenue compared to $93.4 million or 3.6 percent of net revenue for the third quarter of fiscal 2006. Core earnings decreased to $47.4 million compared to $78.5 million for the third quarter of fiscal 2006. Core earnings per share decreased to $0.23 per diluted share for the period compared to $0.36 for the third quarter of fiscal 2006.

Business Update:

“We will continue to focus on making step by step improvements in our operational efficiency and in our financial performance. We believe we are on the right path and intend to demonstrate this to our investors over the next several quarters,” said President and C.E.O. Timothy L. Main.

Jabil said it expects revenue for its fourth fiscal quarter of 2007 to remain at the $3.0 billion level, with an estimated core operating margin range of 3.0 to 3.5 percent. The company said its core earnings per share are anticipated to be in a range of $0.25 to $0.31 per diluted share. Under GAAP, earnings per share are estimated to be $0.07 to $0.16 per diluted share. (Expected GAAP earnings per share for the fourth quarter of fiscal 2007 are currently estimated to include $0.04 per share for amortization of intangibles, $0.05 per share for stock-based compensation and related charges and $0.06 to $0.09 per share for restructuring and impairment charges.)

Supplemental Information

The financial results disclosed in this release include certain measures calculated and presented in accordance with GAAP. In addition to the GAAP financial measures, Jabil provides supplemental, non-GAAP financial measures to facilitate evaluation of Jabil’s core operating performance. The non-GAAP financial measures disclosed in this release exclude certain amounts that are included in the most directly comparable GAAP measures. The non-GAAP or core financial measures disclosed in this release do not have standard meanings and may vary from the non-GAAP financial measures used by other companies. Management believes core financial measures (which exclude the effects of the amortization of intangibles, stock-based compensation expense and related charges, acquisition-related charges, restructuring and impairment charges and certain other income/loss) are a useful measure that facilitates evaluating the past and future performance of Jabil’s ongoing operations on a comparable basis. Jabil reports core operating income, core operating margin, core earnings and core earnings per share to provide investors with an alternative method for assessing operating income, earnings and earnings per share from what it believes are its core manufacturing operations. Included in this release is a Condensed Consolidated Statement of Earnings as well as a reconciliation of the disclosed core financial measures to the most directly comparable GAAP financial measures.

Company Conference Call Information

Jabil will hold a conference call to discuss the third fiscal quarter 2007 earnings today at 4:30 p.m. EDT live on the Internet at http://jabil.com. The earnings conference call will be recorded and archived for playback on the web at http://jabil.com. A taped replay of the conference call will also be available June 21, 2007 at approximately 7:30 p.m. EDT through midnight on June 28, 2007. To access the replay, call (800) 642-1687 from within the United States, or (706) 645-9291 outside the United States. The pass code is 9977748. An archived webcast of the conference call will be available at http://jabil.com/investors/.

About Jabil

Jabil is an electronic product solutions company providing comprehensive electronics design, manufacturing and product management services to global electronics and technology companies. Jabil helps bring electronics products to the market faster and more cost effectively by providing complete product supply chain management around the world. With more than 75,000 employees and facilities in 20 countries, Jabil provides comprehensive, individualized-focused solutions to customers in a broad range of industries. Jabil common stock is traded on the New York Stock Exchange under the symbol, “JBL”. Further information is available on the company’s website: jabil.com.

Investor & Media Contact: Beth Walters, (727) 803-3349 investor_relations@jabil.com

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	May 31, 2007	August 31, 2006
ASSETS
Current assets:
Cash and cash equivalents	$558,358	$773,563
Accounts receivable, net	1,336,784	1,288,024
Inventories	1,446,505	1,452,737
Income tax receivable	16,363	17,507
Prepaid expenses and other current assets	221,182	121,843
Deferred income taxes	22,088	25,291

Total current assets	3,601,280	3,678,965

Property, plant and equipment, net	1,260,677	985,262
Goodwill and intangible assets, net	1,278,451	688,774
Deferred income taxes	70,617	46,356
Other assets	16,445	12,373

Total assets	$6,227,470	$5,411,730

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current installments of notes payable, long-term debt and long-term lease obligations	$925,922	$63,813
Accounts payable	1,890,067	2,231,864
Accrued expenses	438,648	363,112
Income taxes payable	46,351	40,240
Deferred income taxes	2,384	2,305

Total current liabilities	3,303,372	2,701,334

Notes payable, long-term debt and long-term lease obligations, less current installments	398,112	329,520
Deferred income taxes	13,883	7,846
Other liabilities	71,831	78,549

Total liabilities	3,787,198	3,117,249

Minority interest	8,148

Stockholders' equity:
Common stock	212	211
Additional paid-in capital	1,317,536	1,265,382
Retained earnings	1,134,238	1,116,035
Accumulated other comprehensive income	180,389	113,104
Treasury stock	(200,251)	(200,251)

Total stockholders' equity	2,432,124	2,294,481

Total liabilities and stockholders’ equity	$6,227,470	$5,411,730

JABIL CIRCUIT, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(In thousands, except for per share data)

(Unaudited)

	Three months ended		Nine months ended
	May 31, 2007	May 31, 2006	May 31, 2007	May 31, 2006
Net revenue	$3,001,896	$2,592,464	$9,160,761	$7,311,833
Cost of revenue	2,782,907	2,404,821	8,578,277	6,743,720

Gross profit	218,989	187,643	582,484	568,113

Operating expenses:
Selling, general and administrative	140,733	93,536	370,464	275,141
Research and development	10,498	9,578	26,972	24,756
Amortization of intangibles	8,804	7,273	20,662	18,791
Restructuring and impairment charges	25,325	—	41,359	—

Operating income	33,629	77,256	123,027	249,425

Interest, net and other	28,290	4,346	53,903	8,149

Income before income taxes	5,339	72,910	69,124	241,276

Income tax expense	(505)	8,684	8,104	31,139

Minority interest, net of tax	(390)	—	(491)	—

Net income	$6,234	$64,226	$61,511	$210,137

Earnings per share:
Basic	$0.03	$0.31	$0.30	$1.01

Diluted	$0.03	$0.30	$0.30	$0.98

Common shares used in the calculation of earnings per share:
Basic	203,728	210,441	203,396	207,598

Diluted	205,772	215,861	206,233	213,358

JABIL CIRCUIT, INC. AND SUBSIDIARIES

SUPPLEMENTAL DATA

RECONCILIATION OF GAAP FINANCIAL RESULTS TO NON-GAAP MEASURES

(In thousands, except for per share data)

(Unaudited)

	Three months ended		Nine months ended
	May 31, 2007	May 31, 2006	May 31, 2007	May 31, 2006
Operating income (GAAP)	$33,629	$77,256	$123,027	$249,425
Amortization of intangibles	8,804	7,273	20,662	18,791
Stock-based compensation & related charges	19,390	8,848	42,752	33,137
Restructuring and impairment charges	25,325	—	41,359	—

Core operating income (Non-GAAP)	$87,148	$93,377	$227,800	$301,353

Net income (GAAP)	$6,234	$64,226	$61,511	$210,137
Amortization of intangibles, net of tax	7,477	6,233	17,218	15,617
Restructuring and impairment charges, net of tax	19,391	—	33,501	—
Stock-based compensation & related charges, net of tax	14,256	7,993	31,070	24,205
Other loss (income), net of tax	—	—	(6,998)	—

Core earnings (Non-GAAP)	$47,358	$78,452	$136,302	$249,959

Earnings per share: (GAAP)
Basic	$0.03	$0.31	$0.30	$1.01

Diluted	$0.03	$0.30	$0.30	$0.98

Core earnings per share: (Non-GAAP)
Basic	$0.23	$0.37	$0.67	$1.20

Diluted	$0.23	$0.36	$0.66	$1.17

Common shares used in the calculations of earnings per share:
Basic	203,728	210,441	203,396	207,598

Diluted	205,772	215,861	206,233	213,358